Exhibit (n)

CAPSTONE SERIES FUND, INC.

PLAN PURSUANT TO RULE 18F-3

under the

INVESTMENT COMPANY ACT OF 1940

(adopted August 25, 2005)

The Plan

I. Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan, as amended, describes the multi-class system for such series of Capstone Series Fund, Inc. ("Company") as are indicated on Appendix A hereto (each, a "Fund"), as amended from time to time, including the separate class arrangements for shareholder services and/or distribution of shares of each Fund, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

The Company elects to offer multiple classes of shares of each Fund, as described herein, pursuant to Rule 18f-3 and this Plan.

II. The Multi-Class System

Each Fund shall offer two classes of shares, Individual Class and Institutional Class. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear its own Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Individual Class and Institutional Class shares shall have the features described in Sections A, B, C and D, below.

A. Sales Charge Structure

1. Individual Class Shares. Individual Class shares of each Fund shall be offered at the then-current net asset value, with no front-end or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Individual Class shares shall be distinguished from Institutional Class shares by the fact that fees under the Service and Distribution Plan (see below) are paid only by Individual Class shares.

2. Institutional Class Shares. Institutional Class shares of each Fund shall be offered at the then-current net asset value with no front-end sales charge or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Institutional Class shares shall be distinguished from Individual Class shares by the fact that fees under the Service and Distribution Plan (see below) are paid only by Individual Class shares.

B. Service and Distribution Plan

Each Fund has adopted a Service and Distribution Plan pursuant to Rule 12b-1 which provides that Individual Class shares of Steward Small Cap Equity Fund shall pay to Capstone Asset Planning Company ("Distributor") a fee at an annual rate of 0.25%, payable monthly, based on the average daily net asset value of the Fund, as compensation for various distribution-related and shareholder servicing services. Out of such amounts, the Distributor is authorized to periodically pay to one or more Service Organizations (which may include the Distributor itself) fees that are computed daily and paid quarterly at such annual rates as may be determined from time to time by the Fund's board of directors, provided that no quarterly payments will be made of amounts less than $25. All such payments are subject to applicable regulatory limits..

C. Allocation of Income and Expenses

1. General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include (a) expenses of the Company that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Company Expenses"), (b) expenses of the Funds that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Funds Expenses") and (c) expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Company Expenses include, but are not limited to, Fund directors' fees, insurance costs and certain legal fees. Funds Expenses include expenses incurred on behalf of certain Funds as a group that are not attributable to other Funds, such as costs of preparing and printing combined prospectuses for certain Funds. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management and operation of a Fund.

2. Class Expenses

Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Directors' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Company's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense, a Funds Expense or a Fund Expense, and in the event a Company Expense, a Funds Expense or a Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Directors.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Directors and approved by such Board and by a majority of the directors who are not "interested persons" of the Funds or a Fund, as defined in the 1940 Act.

3. Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by a Fund's investment adviser, the Distributor or any other provider of services to a Fund, the Funds or the Company without the prior approval of the Board of Directors.

D. Exchange and Conversion Privileges

Shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount. Shareholders of a Fund and/or class may exchange shares for shares of such other affiliated funds or classes under such terms as may be approved by the Board from time to time.

There are currently no conversion privileges.

E. Board Review

1. Initial Approval

The Board of Directors, including a majority of the directors who are not interested persons (as defined in the 1940 Act) of the Funds or a Fund ("Independent Directors"), at a meeting held August 25, 2005, approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each Fund and its classes. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2. Approval of Amendments

The Plan may not be amended materially unless the Board of Directors, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each Fund and its classes. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3. Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F. Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the directors to evaluate the Plan or any proposed amendment.

G. Effective Date

The Plan, as amended August 25, 2005, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section E1 of the Plan, shall take effect as of the effective date of the registration statement disclosing the Company's multi-class arrangement.

H. Amendments

The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E2 of the Plan.

APPENDIX A

Steward Small Cap Equity Fund -- Individual Class and Institutional Class